Exhibit 99.1

Newell Brands Appoints Christopher Peterson Chief Financial Officer

HOBOKEN, NJ – November 26, 2018 – Newell Brands (NYSE:NWL) today announced the appointment of Christopher “Chris” H. Peterson as Executive Vice President, Chief Financial Officer, further strengthening the Newell Brands leadership team as part of the company’s Accelerated Transformation Plan. His appointment is effective December 3rd and he will report to the company’s President and Chief Executive Officer, Michael Polk.

Over the past 25 years, Chris Peterson has held key senior executive roles at Procter & Gamble, Ralph Lauren and most recently Revlon Inc. where he was Chief Operating Officer, Operations. He comes to Newell Brands with an extensive background in financial planning and operations, management and strategy, and a deep knowledge of the consumer goods industry. He also has a track record of building best-in-class finance capabilities, driving operational delivery and leading corporate restructuring and transformation programs. During his career, Mr. Peterson has been consistently recognized as a motivational leader with a reputation for aligning people and resources to drive growth and financial performance.

In his role at Newell Brands, Mr. Peterson will be responsible for all aspects of the Finance and Information Technology functions including business planning & analysis, operating division finance, accounting, SEC reporting, internal audit, tax, treasury, cyber security, information management and global business services.

“I am very pleased to have Chris Peterson join Newell Brands and my leadership team as Chief Financial Officer. His extensive experience in financial operations and as a public company CFO, coupled with his background in large-scale transformations, will strengthen our team as we drive Newell Brands’ Accelerated Transformation Plan to completion,” said Michael Polk. “I’d like to welcome Chris to Newell and look forward to partnering with him and the broader leadership team to build a simpler, faster, and stronger Newell Brands that creates significant value for shareholders.”

“I am very excited to join Newell Brands and am energized by the opportunity to partner with Mike and the leadership team in building a world class finance and IT capability at Newell, while strengthening the operational and financial performance of the company,” said Chris Peterson.

The company previously announced current Executive Vice President, Chief Financial Officer, Ralph Nicoletti’s plans to retire at the close of 2018. Mr. Polk said: “During his tenure, Ralph played an important role in driving Newell Brands’ transformation work. We thank Ralph for his contributions and for ensuring a seamless transition.” Mr. Nicoletti will aide in the transition of his role to Mr. Peterson.

About Christopher H. Peterson

Prior to his role at Newell Brands, Chris Peterson was Chief Operating Officer, Operations at Revlon, Inc, leading the global Supply Chain, Finance and IT functions. Previously he spent four years at Ralph Lauren, recruited as Senior Vice President, Chief Financial Officer and ultimately leaving the company as President, Global Brands, with responsibility for Legal, Corporate Facilities, Global Real Estate and Corporate Services, while retaining his CFO responsibilities. Prior to Ralph Lauren, Chris spent 20 years at Procter & Gamble in various roles of increasing responsibility, latest of which was Vice President and Chief Financial Officer,

Global Household Care. He began his professional career in investment banking at Smith Barney Harris Upham & Co, Inc. and has a B.S. from Cornell University in Operations Research and Industrial Engineering.

About Newell Brands

Newell Brands (NYSE: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Marmot®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Contacts:

Investors:

Nancy O’Donnell

SVP, Investor Relations and Communications

+1 (201) 610-6857

nancy.odonnell@newellco.com

Media:

Claire-Aude Staraci

Director, External Communications

+1 (201) 610-6717

claireaude.staraci@newellco.com

Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies and similar matters, are forward- looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “will,” “should,” “would” or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. In addition, there are no assurances that we will complete any or all of the potential transactions or other initiatives referenced above. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:

•	our dependence on the strength of retail, commercial and industrial sectors of the economy in various parts of the world;

•	competition with other manufacturers and distributors of consumer products;

•	major retailers’ strong bargaining power and consolidation of our customers;

•	our ability to improve productivity, reduce complexity and streamline operations;

•	our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;

•	risks related to our substantial indebtedness, a potential increase in interest rates or changes in our credit ratings;

•	our ability to effectively accelerate our transformation plan and explore and execute our strategic options;

•	our ability to complete planned acquisitions and divestitures, to integrate Jarden and other acquisitions and unexpected costs or expenses associated with acquisitions or dispositions;

•	changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner;

•	the risks inherent to our foreign operations, including currency fluctuations, exchange controls and pricing restrictions;

•	a failure of one of our key information technology systems or related controls;

•	future events that could adversely affect the value of our assets and require impairment charges;

•	the impact of United States and foreign regulations on our operations, including the impacts of tariffs and environmental remediation costs;

•	the potential inability to attract, retain and motivate key employees;

•	the resolution of tax contingencies resulting in additional tax liabilities;

•	product liability, product recalls or related regulatory actions;

•	our ability to protect intellectual property rights;

•	significant increases in the funding obligations related to our pension plans; and

•	other factors listed from time to time in our filings with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K.

The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.